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                                  EXHIBIT 5.01

                          DAVIS POLK & WARDWELL OPINION


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                                                                    Exhibit 5.01




                         [DAVIS POLK & WARDWELL OPINION]


                                 March 24, 1997

Ingram Micro Inc.
1600 E. St. Andrew Place
Santa Ana, CA  92705

Dear Sirs:

         We are acting as counsel for Ingram Micro Inc. (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 7,439,750 shares (the "Shares") of Class A Common Stock ($.01 par value) of the Company issuable pursuant to the Amended and Restated 1996 Equity Incentive Plan (the "Plan") of the Company. In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         Upon the basis of the foregoing, and assuming the due execution and delivery of certificates representing the Shares, we are of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

                                        Very truly yours,



                                        Davis Polk & Wardwell

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